Exhibit 3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our Firm under the caption “Experts” and to the use of our reports dated March 22, 2007, with respect to the consolidated financial statements of Magna International Inc.(“Magna”), management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Magna, included in this Annual Report (Form 40-F) for the year ended December 31, 2006.

Toronto, Canada

March 22, 2007

/s/ Ernst & Young LLP

Chartered Accountants